Exhibit 10.1

INDEPENDENT NON-EXECUTIVE DIRECTOR AGREEMENT

THIS INDEPENDENT NON-EXECUTIVE DIRECTOR AGREEMENT (this “Agreement”) is made and entered into this 5th day of November, 2010 to be effective as of the 8th day of March, 2010 (the “Effective Date”), between HQ Sustainable Maritime Industries, Inc., a Delaware corporation (the “Company”), and Kevin M. Fitzsimmons (the “Director”), an individual residing at 8200 E. Camino Herradura, Tucson, Arizona 85750.

WHEREAS, the Director has not been employed by, and has not performed executive services for, the Company; and

WHEREAS, the Company and the Director wish to memorialize the terms and conditions of the Director’s service as an independent director on the board of directors (the “Board”) of the Company;

NOW, THEREFORE, for and in consideration of the covenants and promises contained herein, the Company and the Director agree as follows:

1. Director. On behalf of the Company, the Board offers to retain the Director, and the Director agrees to serve in the capacity of an independent director on the Board, in accordance with the terms and subject to the conditions of this Agreement, commencing on the Effective Date and terminating on the fifth (5th) anniversary of the Effective Date (the “Scheduled Termination Date”), unless terminated in accordance with the provisions of paragraph 6 below, in which case the provisions of paragraph 6 shall control. The Director affirms that no obligation exists between the Director and any other entity which would prevent or impede the Director’s immediate and full performance of every obligation under this Agreement.

2. Position and Duties. During the Director’s term, the Director may continue to serve in other non-Company related positions, and assume duties and responsibilities consistent with, the position of an independent non-executive director, provided, however, that under no circumstances may the Director engage in or undertake any other positions, duties, responsibilities or assignments that materially interfere with his duties to the Company. The Director agrees to devote the necessary working time, skill, energy and best business efforts and exercise his independent business judgment during the term of his service on the Board of the Company. The Director fully understands the (i) duty of loyalty, (ii) duty of confidentiality, (iii) duty to abide by all relevant securities laws of the United States and any other jurisdictions in personal and corporate conduct, (iv) duties of due care and good faith in the performance of his service as a Director and (v) role of a Director in protecting stockholders’ rights.

Notwithstanding anything to the contrary contained herein, the Director may hold officer and non-executive director positions (or the equivalent position) in or at other entities that are not affiliated with the Company.

3. No Conflicts. The Director covenants and agrees that for so long as he is retained by the Company, he shall govern himself in such a way as to avoid any conflict with his duties in protecting the Company.

4. Compensation.

a. Base Remuneration. During the term of this Agreement, the Company shall pay, and the Director agrees to accept, in consideration for the Director’s services hereunder, a total annual cash retainer of U.S. $20,000, payable in accordance with the Company’s payroll policies then in effect (no less frequently than monthly). The Director’s retainer shall be increased annually, on January 1 of each calendar year, by no less than ten percent (10%). In addition, the Board, acting without the Director, shall review the Director’s retainer annually to determine whether it should be increased more than ten percent (10%). The decision to increase the Director’s retainer more than ten percent (10%) and the amount of any such increase shall be within the Board’s sole discretion.

b. Annual Bonus. During the term of this Agreement, the Director shall be eligible to receive an annual stock grant in an amount no less than U.S. $15,000, payable in semi-annual installments during the calendar year in which the Director is serving, which amount shall be prorated for services as a director for less than a full calendar year. Such stock grant shall be made in shares of common stock calculated at the trading value of the Company’s common stock as of the date of grant.

5. Expenses. During the term of this Agreement, the Director shall be entitled to payment or reimbursement of any reasonable expenses paid or incurred by him in connection with and related to the performance of his duties and responsibilities hereunder for the Company. All requests by the Director for payment of reimbursement of such expenses shall be supported by appropriate invoices, vouchers, receipts or such other supporting documentation in such form and containing such information as the Company may from time to time require, evidencing that the Director, in fact, incurred or paid said expenses. The Company shall make such reimbursements as soon as administratively practicable (and within 30 days) after the Director submits appropriate substantiation of such expenses but not later, in any event, than the last day of the calendar year immediately following the calendar year in which the Director incurs such reimbursable expense.

6. Termination of Service. The Company or the Director may terminate this Agreement with an advance notice of at least 60 days, given in writing to the addresses provided below, in which case the Company shall only pay the Director any accrued but unpaid base remuneration and stock for service as a director prior to termination as soon as administratively practicable (and within 30 days) after the date of termination of service.

If to the Company:

HQ Sustainable Maritime Industries, Inc.

1511 Third Avenue, Suite 788

Seattle, Washington 98101

If to the Director:

Kevin M. Fitzsimmons

8200 E. Camino Herradura

Tucson, Arizona 85750

7. Miscellaneous.

a. Telephone, stationery, postage, e-mail, the internet and other resources made available to the Director by the Company, are solely for the furtherance of the Company’s business.

b. All issues and disputes concerning, relating to or arising out of this Agreement and from the Director’s service to the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to that State’s principles of conflicts of law.

c. The Director and the Company agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

d. This instrument constitutes the entire Agreement between the parties regarding its subject matter. When signed by all parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement. In any future construction of this Agreement, this Agreement should be given its plain meaning. This Agreement may be amended only by a writing signed by the Company and the Director.

e. This Agreement may be executed in counterparts. A counterpart transmitted via facsimile or e-mail, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. This Agreement contains headings for ease of reference. The headings have no independent meaning.

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THE INDEPENDENT NON-EXECUTIVE DIRECTOR STATES THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AND THAT HE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION HEREOF.

UNDERSTOOD, AGREED, AND ACCEPTED:

KEVIN M. FITZSIMMONS	HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

/s/ Kevin M. Fitzsimmons	By:	/s/ Norbert Sporns
Name: Norbert Sporns
Title: Chief Executive Officer and President

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